Exhibit 99.2

Consent of Director Nominee

Lumexa Imaging Holdings, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common stock, par value $0.001 per share. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person who will be appointed to the board of directors of Lumexa Imaging Holdings, Inc. in the Registration Statement and in any registration statement for the same securities offering filed pursuant to Rule 462(b) under the Securities Act and any and all amendments (including post-effective amendments) thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: November 17, 2025	By:	/s/ Bridget Karlin
	Name:	Bridget Karlin